Exhibit 10.16

License and Supply Agreement

This Agreement (“Agreement”) between and among

Tracon Pharmaceuticals, Inc., a Delaware corporation, 4350 La Jolla Village Drive, Suite 800, San Diego CA 92122 (“Tracon”),

Enviro Therapeutics Inc. a California corporation, 2355 Westwood Blvd. #139, Los Angeles CA 90064 (“Enviro”), and

Kairos Pharma, Ltd,, a California corporation, 2355 Westwood Blvd. #139, Los Angeles CA 90064 (“Kairos”)

when signed by all parties is effective as of May 21, 2021 (the “Effective Date”).

RECITALS

WHEREAS, Tracon is the holder of multiple inactive INDs for the Antibody TRC105 (“Product”) in the United States, such INDs (the “Product INDs”) are listed in Appendix B;

WHEREAS, Tracon has stored vials of TRC105 drug product manufactured to GMP standards at Patheon or their designee, with four-year stability dating under refrigerated conditions;

WHEREAS, Tracon owns patent rights to CD105 antibodies and related technologies;

WHEREAS, Enviro is engaged in the research, development and commercialization of pharmaceutical products;

WHEREAS, subsequent to the Effective Date, Enviro will be acquired by Kairos pursuant to a transaction whereby one hundred percent of the stock of Enviro will be exchanged for stock in Kairos (the “Enviro-Kairos Share Exchange”), the principal terms of which are summarized in Appendix C;

WHEREAS, subsequent to the Enviro-ICairos Share Exchange, Kairos (as the successor to Enviro) expects to be acquired by Bio Lab Naturals, Inc. (“BLAB”) pursuant to a transaction whereby one hundred percent of the stock of Kairos will be acquired by BLAB in exchange for stock in BLAB (the “Kairos-BLAB Transaction”), the principal terms for such transaction are summarized in Appendix D;

WHEREAS, concurrent with the closing of the Kairos -BLAB Transaction, Kairos intends to raise money from new third party investors (the “New Investors”) in a $5,000,000 private placement of Units, for an aggregate total private placement of 2,000,000 new Kairos shares of restricted common stock and warrants to purchase 1,000,000 Kairos shares of restricted common stock (each Unit consists of one (1) share of Kairos’ common stock, sold for $2.50 per share, and one-half (1/2) warrant to purchase one-half (1/2) share of Kairos common stock, exercisable for $5.00 per share for two years from the date of the closing) (“Proposed Financing”); and

WHEREAS, Enviro desires to obtain from Tracon, and Tracon desires to grant to Enviro, access to inactive IND filings for TRC105 in the United States; ownership of TRC105 drug product manufactured to GMP standards stored at Patheon or their designee; and, assignment of Tracon’s patent rights to CD 105 technologies;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tracon and Enviro hereby agree as follows:

1. DEFINITIONS

Capitalized terms shall have the meanings set forth below or as set forth elsewhere in this Agreement.

1.1.	“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2.	“CD 105 Patents” shall mean all patents and patent applications, worldwide, owned by Tracon that are (i) directed to CD 105 antibody technologies and listed in Appendix A, (ii) all patents or patent applications claiming priority to any patent or application in (i), (iii) any patents or patent applications having common priority with any patent or application in (i), (iv) any patents issuing from any application of (i)-(iii), and (v) any divisional applications, continuation applications, reexaminations and/or reissues of any application or patent of (i)-(iv).

1.3.	“Net Sales” shall mean the gross amounts invoiced for sales or other dispositions of Products by or on behalf of Enviro or any of its Affiliates or any of their sublicensees (each, a “Selling Party”) to Third Parties, less deductions actually incurred, allowed, paid, accrued or otherwise specifically allocated to Products by the Selling Party in accordance with U.S. generally accepted accounting principles or international financial reporting standards, in either case, consistently applied throughout the organization of the applicable Selling Party for:

1.3.1.	trade, cash and quantity discounts or rebates actually allowed or taken.

1.3.2.	credits or allowances given or made for rejection of or return of previously sold Products or for retroactive price reductions and billing errors or for stocking allowances;

1.3.3.	amounts repaid or credited by reason of recalls;

1.3.4.	governmental and other rebates (or credits or other equivalents thereof) granted to managed health care organizations, commercial insurance companies, pharmacy benefit managers (or equivalents thereof), distributors, national, state/provincial, local, and other governments, their agencies and purchasers, and reimburses, or to trade customers;

1.3.5.	costs of freight, insurance, and other transportation charges directly related to the distribution of Products, to the extent included in gross invoiced sales prices; and

1.3.6.	taxes, duties or other governmental charges (including any tax such as a value added or similar tax or government charge other than an income tax) levied on or measured by the billing amount for Products, as adjusted for rebates and refunds.

1.4.	“Party” shall mean Tracon or Enviro or Kairos and “Parries” shall mean Tracon, Enviro, and Kairos.

1.5.	“Payments” shall mean any and all of the payments owed to Tracon pursuant to the Payments section of this Agreement, including the Upfront Fee, Cash Consideration, Royalties, Sublicense Fees, and Enviro Equity.

1.6.	“Person” shall mean an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.7.	“Product” shall have the meaning set forth in the recitals.

1.8.	“Product INDs” shall have the meaning set forth in the recitals.

1.9.	“Term” shall have the meaning set forth in the Termination section.

1.10.	“Third Party” shall mean, with respect to a Party, any Person other than such Party or its Affiliates.

2. TRANSFER AND ASSIGNMENT BY TRACON

2.1.	Access to IND Filings and Associated Correspondence. As of the Effective Date, Tracon will provide copies of all of the Product INDs and related correspondence with the U.S. FDA through an electronic portal designated by Enviro for the purpose of assisting with and/or facilitating Enviro’s IND filings for the Product (tire “Purpose”). Enviro may share this information with any employees, officers or agents having a need to know associated with the Purpose. During the Term of this Agreement, Tracon shall not provide any access to the Product INDs and related correspondence to any Third Parties.

2.2.	Transfer of Rights to Stored Vials of Product. As of the Effective Date, Tracon will transfer and assign all rights and ownership to stored vials of Product that are manufactured to GMP standards and stored at Patheon or their designee. During the Term of this Agreement and at Enviro’s request, Tracon agrees to perform all acts and execute all documents reasonably necessary to effectuate such transfer.

2.3.	Assignment of CD105 Patents. Tracon hereby assigns, effective upon Enviro’s timely payment of the Upfront Fee to Tracon, all rights in the CD 105 Patents to Enviro, Tracon agrees to perform all acts and execute all documents reasonably necessary to effectuate such assignment, including executing recordable assignment agreements for the United States Patent and Trademark Office. At Enviro’s request and at Enviro’s reasonable expense, Tracon also agrees to perform all acts and execute all documents reasonably necessary for Enviro to enforce any of the CD 105 Patents.

3. CONFIDENTIALITY

3.1.	Each Party may in support of the Purpose provide the other Party certain confidential information about such party’s technology, research, or business plans (“Confidential Information”). Each party may provide such Confidential Information to the other party in writing or other tangible form marked as CONFIDENTIAL or may initially disclose such information orally and then summarize and confirm it in writing as CONFIDENTIAL within 30 days after the date of oral disclosure; provided that, for clarity, all Product INDs and information related thereto shall in any event be Confidential Information of Tracon regardless of whether disclosed orally, in writing or in any other form.

3.2.	Exclusions. Confidential Information of a Party does not include information that

3.2.1.	is known or open to the public or otherwise in the public domain at the time of disclosure,

3.2.2.	becomes part of the public domain by any means other than breach of this Agreement by the other Party,

3.2.3.	is already known to the other Party at the time of disclosure and is free of any obligations of confidentiality, or

3.2.4.	is obtained by the other Party, free of any obligations of confidentiality, from a Third Party who has a lawful right to disclose it.

3.3.	Obligations of Confidentiality. Unless the disclosing Party provides prior written consent, the receiving Party may not use Confidential Information of the disclosing Party for any purpose except for the Purpose, nor may the receiving party disclose Confidential Information to any Third Party except as authorized in this Agreement or as required by law or regulation. Tracon specifically authorizes any reasonably necessary disclosure of Confidential Information to authorized representatives of any regulatory authority associated with the Purpose. Tracon specifically authorizes disclosure of Confidential Information to the extent the Purpose requires or is reasonably facilitated by disclosure or publication any Confidential Information.

3.4.	Disclosure Required by Law. If disclosure of Confidential Information of the disclosing Party other than as expressly permitted under this Agreement is required by law, that disclosure does not constitute a breach of this Agreement so long as the receiving Party

3.4.1.	notifies the disclosing Party in writing as far as possible in advance of the disclosure so as to allow the disclosing party to take legal action to protect its Confidential Information,

3.4.2.	discloses only that Confidential Information required to comply with the legal requirement, and

3.4.3.	continues to maintain the confidentiality of this Confidential Information with respect to all other Third Parties.

4. PAYMENTS

4.1.	Upfront Fee. Subject to (1) receiving copies of all Product INDs and related correspondence with the U.S. FDA through an electronic portal designated by Enviro as set forth above, and (2) the transfer of all rights and ownership to stored vials of Product manufactured to GMP standards that are stored at Patheon to Enviro or their designee as set forth above, Enviro shall make a one-time, non-refundable, non-creditable payment to Tracon of one hundred thousand U.S. dollars (US$100,000) (“Upfront Fee”) within 10 days of the Effective Date of this Agreement.

4.2.	Commercialization of Product. Any sales or commercialization of the Product, and any associated efforts to commercialize or sell the Product, shall be at Enviro’s sole discretion. Any collaboration and/or licenses, and any associated efforts to commercialize or license, shall also be at Enviro’s sole discretion.

4.3.	Royalties. During the Term of this Agreement, Enviro shall pay a three percent (3%) royalty (“Royalties”) to Tracon on aggregate annual Net Sales on a country-by-country basis anywhere in the world of each Product in each calendar year. No later than sixty (60) days following the end of each calendar year, Enviro shall provide to Tracon a report on a country-by country basis of all Net Sales of Product by Enviro, its Affiliates and sublicensees and the amount of Royalties owed for such year. Enviro shall pay the Royalties to Tracon no later than the date by which such report is due. Enviro shall keep and cause its Affiliates and sublicensees to keep, accurate books and records sufficient to determine the amount of Net Sales for at least three years following the year* in which the applicable sales occurred. Enviro shall promptly pay to Tracon the amount of any underpayment plus accrued interest as determined by the audit.

4.4.	Non-Royalty Payments In addition to Royalties, during the Term of this Agreement, Enviro shall pay Tracon three percent (3%) of all consideration received from any Third Party in connection with any collaboration or license related to Product, including without limitation any grant of any right in or option to acquire any right in any CD 105 Patents or intellectual property of Enviro in Product (“Sublicense Fees”). Sublicense Fees shall be earned with respect to payments received as upfront, lump-sum, milestone and all other payments except for royalties on Net Sales of Products. No later than sixty (60) days following the end of each calendar year, Enviro shall provide to Tracon a report of all Sublicense Fees owed for such year, including the amount, source and detailed rationale for all consideration giving rise to such Sublicense Fees. Enviro shall pay tire Sublicense Fees to Tracon no later than the date by which such report is due. Enviro shall keep and cause its Affiliates to keep, accurate books and records sufficient to determine the amount of Sublicense Fees for at least three years following the year in which the applicable consideration was received. Enviro shall promptly pay to Tracon the amount of any underpayment plus accrued interest as determined by the audit.

4.5.	Reporting, Audits, and Interest. Tracon shall have the right to have a Third Party accounting firm audit all such books and records of Enviro and its Affiliates and their sublicensees to determine the amount of Royalties and Sublicense Fees owed. Such audits shall be at the expense of Tracon unless an audit undercovers an underpayment of greater than ten percent (10%) of the amount under audit in which case Enviro shall reimburse Tracon for the cost of such audit. All amounts owed under this Agreement shall accrue interest at the rate of five percent (5%) per year from the date due until paid.

4.6.	Enviro Financing Milestones. During the Term of this Agreement, Enviro shall make a one-time, non-refundable, non-creditable payment to Tracon of US$500,000 within 10 days of it’s or its successor’s completion of one or more financings through the sale of equity (or debt convertible to equity) in an amount of US$10,000,000 or greater in the aggregate. During the Term of this Agreement, Enviro shall make a one-time, non- refundable, non -creditable payment to Tracon of US$500,000 within 10 days of if s or its successor’s completion of one or more financings through the sale of equity (or debt convertible to equity) in an amount of US$22,000,000 or greater in the aggregate (including such financings giving rise to the first financing milestone payment). For clarity, in the event that the Enviro-Kairos Share Exchange occurs or the Kairos-BLAB Transaction occurs, financings by each of Enviro, Kairos, and BLAB shall be considered in aggregate for the purpose of determining the occurrence of a financing milestone. For illustrative purposes, Enviro will owe Tracon $500,000 when Enviro and its successors have, in aggregate, raised $10 million, and an additional $500,000 when Enviro and its successors have, in aggregate, raised an additional $12 million amounting to a total of $22 million (subject to prior Termination of the Agreement). Enviro shall report the occurrence of each such financing milestone and make the corresponding payment to Tracon within ten (10) days of their occurrence. Any efforts to obtain such financing by Enviro shall be at Enviro[5] s sole discretion. The payment of the $ 100,000 and the two payments of $500,000 each referenced above shall in the aggregate be referred to as the “Cash Consideration.”

4.7.	Ownership in Enviro. Subject to (1) receiving copies of all Product INDs and related correspondence with the U.S, FDA through an electronic portal designated by Enviro as set forth above, and (2) the transfer of all rights and ownership to stored vials of Product manufactured to GMP standards that are stored at Patheon to Enviro or their designee as set forth above, Enviro will issue to Tracon a number of shares of restricted common stock of Enviro equal to seven percent (7%) on a fully diluted and converted basis of all common and preferred shares of Enviro (the “Enviro Equity”), Enviro and Kairos represent and warrant that in connection with the Enviro-Kairos Share Exchange, detailed on Appendix C, Tracon shall receive in exchange for its Enviro common stock 280,000 shares of the restricted common stock of Kairos (out of a total of 4,000,000 shares of restricted common stock issued to the Enviro shareholders in the Enviro-Kairos Share Exchange, which is equal to 1.41229% of the issued and outstanding shares of Kairos on a fully-diluted and converted basis), which the Parties hereto acknowledge and agree represents the Enviro Equity. In the Kairos-BLAB Transaction, detailed on Appendix D, Tracon shall receive in exchange for its Kairos common stock approximately 1,366,835.92 shares of the restricted common stock of BLAB (out of a total of 96,781,536 shares of restricted common stock issued to the Kairos shareholders in the Kairos-BLAB Transaction, which is equal approximately 1.271078% of the issued and outstanding shares of BLAB on a fully-diluted and converted basis), which the Parties hereto acknowledge and agree represents the Enviro Equity. Conditioned on the foregoing and Kairos’s assumption of the obligations of Enviro under this Agreement, Tracon consents to the Enviro-Kairos Share Exchange. Conditioned on the foregoing and BLAB’s assumption of the obligations of Enviro and Kairos under this Agreement, Tracon consents to the Kairos-BLAB Transaction.

4.8.	Anti-Dilution. Until such time as Tracon has received all of the Cash Consideration, Enviro or its successor in interest, will issue to Tracon, without further consideration, any additional common stock of Enviro, or such successor in interest, necessary so that Tracon maintains ownership of shares of Enviro, or such successor in interest, equal to the Enviro Equity on a fully-diluted and converted basis of all stock in Enviro (or its successor). For the avoidance of doubt, Kairos shall also be obligated to issue further restricted shares to Tracon (in addition to the 280,000 shares received in consideration of the Enviro-Kairos Share Exchange or the 1,366,835.92 shares received in consideration of the Kairos-BLAB Transaction) as may be necessary to keep Tracon’s post-closing ownership at a percentage of shares of Kairos (equal to 1.41229% on a fully-diluted and converted basis) or BLAB (equal to 1.271078% on a fully-diluted and converted basis), as applicable. For the avoidance of doubt, the anti-dilution obligations of this Section 4.8 shall apply to the Proposed Financing and all financings of Enviro and its successors that in aggregate raise up to 22 million dollars, provided that where a financing results in an aggregate raise from all financings of greater than $22million, such financing shall be deemed, for purposes of this Section 4.8, to be split into two financings with the first financing in an amount sufficient to reach $22 million raised with the obligation to issue shares to Tracon pursuant to the anti-dilution provisions of this Section 4.8 applying only to such first of two financings.

4.9.	Payment within Six Months. Notwithstanding the foregoing, if Tracon receives the full Cash Consideration within six (6) months of the Effective Date, then Tracon shall automatically return to Enviro (or any successor entity, if applicable) a number of shares of the restricted common stock of Enviro (or its successor) such that upon such return of shares Tracon shall possess an amount of shares in Enviro (or its successor) equal to two percent (2%) on a fully-diluted and converted basis relative to the other Enviro shareholders who exchanged their shares in the Enviro-Kairos Share Exchange. The returned portion of the Enviro Equity shall automatically be terminated, cancelled and of no further force and effect.

4.10.	Restricted Legend. The certificates evidencing the Enviro shares (or Kairos shares or BLAB shares, as applicable) issued to Tracon pursuant to this Agreement shall bear the following legend:

“THE SHARES REPRESENTED HEREBY WERE ISSUED IN CONNECTION WITH THAT CERTAIN LICENSE AND SUPPLY AGREEMENT BETWEEN REGISTERED HOLDER AND THE COMPANY AND SHALL NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, WITHOUT THE CONSENT OF THE COMPANY AND IN COMPLIANCE WITH THE TERMS OF THAT CERTAIN LICENSE AND SUPPLY AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). THE SECRETARY OF THE COMPANY SHALL, UPON WRITTEN REQUEST, FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE”

4.11.	Lock-Up/Leak-Out Agreement. The shares issued to Tracon pursuant to this Agreement shall be subject to the terms and conditions of that certain Lock-Up/Leak-Out Agreement, attached hereto as Appendix E; provided, however, that:

4.11.1.	In connection with the Enviro-Kairos Share Exchange, Tracon shall receive shares of Kairos on the same terms and with the same restrictions as those of other holders of common stock of Enviro (who will have their shares converted into shares of Kairos in the Enviro-Kairos Share Exchange), and, if such other Enviro shareholders do not have (or have less restrictive) Lock-Up/Leak-Out Agreements, Tracon[5] s Lock-Up/Leak-Out Agreement and restrictions shall automatically be adjusted, or eliminated, as applicable, on a most favored nations basis with the other Enviro shareholders; and

4.11.2.	In connection with any Kairos-BLAB Transaction, Tracon shall receive shares of BLAB on the same terms and with the same restrictions as those of other holders of common stock of Kairos, including New Investors, if applicable, (who will have their shares converted into shares of BLAB in the Kairos-BLAB Transaction), and, if such other Kairos shareholders or New Investors do not have, or have less restrictive, Lock-Up/Leak-Out Agreements in connection therewith, then Tracon’s Lock-Up/Leak-Out Agreement and restrictions shall automatically be adjusted, or eliminated, as applicable, on a most favored nations basis with the other Kairos shareholders or New Investors.

5. INDEMNIFICATION

5.1.	Enviro (and its successors) shall indemnify, defend and hold harmless each of Tracon and its Affiliates and their respective directors, officers, employees, consultants, agents and successors and assigns (each a “Tracon Indemnitee”) of any of the foregoing from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees, incurred by any Tracon Indemnitee as a result of any claims, demands, actions, suits or proceedings (“Claims”) brought by a Third Party arising directly or indirectly out of the research, development, manufacture, use, handling, storage, sale or other disposition of the Products by Enviro, its successors, or any of their Affiliates or sublicensees or the negligence or misconduct of Enviro, its Affiliates, sublicensees or any of their officers, directors, employees, agents, consultants, or representatives. Such indemnification shall not apply to the extent that such Claims arise from or relate to any breached warranties or representations of Tracon as set forth in this Agreement. In no event, however, may Enviro compromise or settle any Claim in a manner which admits fault or negligence on the pail of Tracon or the Tracon Indemnitees without the prior written consent of Tracon or the Tracon Indemnitee(s), as applicable. Tracon shall not have any liability under this Section 5.1 with respect to Claims settled or compromised without its prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. This section shall survive all terminations or expirations of the Agreement.

6. TERMINATION

6.1.	Subject to earlier Termination due to breach, this Agreement will remain in effect until the completion of all Payments and transfer of all shares of Enviro stock due to Tracon under the “Payments” section by Enviro to Tracon (the “Term”).

6.2.	Termination by Tracon. Tracon may terminate the Agreement, in its sole discretion, upon 15 business days prior written notice to Enviro, if Enviro fails to make any of the Payments required in the “Payments” section above, and if Enviro has not cured such breach within 15 business days after written notice thereof by Tracon; or upon or after the material breach of Enviro’s obligations under the Agreement if Enviro has not cured such breach within 15 business days after written notice thereof by Tracon.

6.3.	Termination by Enviro. Except as otherwise provided in the article below regarding force majeure, if Tracon materially breaches its obligations of this Agreement, and Tracon has not cured such breach within 15 business days after written notice thereof by Enviro, then Enviro may terminate the Agreement upon 15 business days prior written notice to Tracon. Except as otherwise provided in the article below regarding force majeure, if Tracon materially breaches its warranties set forth in this Agreement, then Enviro may terminate the Agreement upon 15 business days prior written notice to Tracon,

6.4.	Effect of Termination. Expiration or termination of the Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of the following sections shall survive the expiration or termination of the Agreement: Indemnification; Confidentiality; Governing Law; Dispute Resolution; Notices; and Tracon’s obligations with respect to assignment of the CD 105 Patents.

7. ASSIGNMENT

7.1.	Enviro may not assign this Agreement without consent from Tracon, which consent shall not be unreasonably withheld, except that Enviro may, without Tracon’s consent, assign the Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business or divisions or subdivisions relating to the Product, or in the event of its merger, consolidation, change in control, spin-off, recapitalization or similar transaction. Any permitted assignee shall assume all obligations of its assignor under the Agreement. Tracon acknowledges that Enviro expects to be acquired by Kairos shortly following the Effective Date in the Enviro- Kairos Share Exchange and Kairos agrees to assume all of the obligations of Enviro under this Agreement in connection with the Enviro-Kairos Share Exchange. Tracon acknowledges that Kairos intends to enter into a share exchange (or merger) with Bio Lab Naturals, Inc. (“BLAB”) pursuant to the Kairos-BLAB Transaction, whereby Kairos will become a wholly owned subsidiary of BLAB, Assuming the Enviro-Kairos Share Exchange occurs and Kairos* s assumption of the obligations of Enviro under this Agreement, Tracon consents to Kairos as a permitted assignee. Assuming the Kairos- BLAB Transaction occurs and BLAB’S assumption of the obligations of Enviro and Kairos under this Agreement, Tracon consents BLAB as a permitted assignee.

7.2.	Tracon may not assign any of its obligations set forth in this Agreement without prior written consent from Enviro, except that Tracon may, without Enviro’s consent, assign this agreement to in connection with the sale or transfer of all or substantially all of its assets whether by merger, operation of law, stock sale, asset transfer, or otherwise, Tracon may freely assign its rights to “Payments” to any third party upon providing prior written notice to Enviro.

8. NOTICES

Any consent, notice or report required or permitted to be given or made under the Agreement by one party to the other party shall be in writing, delivered personally, by email (read receipt required) or by traceable delivery such as registered mail, and addressed to the other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor. Except as otherwise provided in the Agreement, such consent, notice, or report shall be effective upon receipt by the addressee.

If to Tracon:

Tracon Pharmaceuticals, Inc.

4350 La Jolla Village Drive, Suite 800

San Diego CA 92122

Attention: Chief Executive Officer

If to Enviro:

Enviro Therapeutics, Inc.

2355 Westwood Blvd.#139

Los Angeles CA 90064

Attention: Chief Executive Officer

9. REPRESENTATIONS AND WARRANTIES

9.1.	CORPORATE EXISTENCE AND POWER. Each party represents and warrants that such party (a) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, (b) has the corporate power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of it and would not materially adversely affect its ability to perform its obligations under the Agreement.

9.2.	NO CONSENTS. Each party represents and warrants that all necessary consents, approvals, and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with the Agreement have been obtained.

9.3.	NO CONFLICT. Each party represents and warrants that the execution and delivery of the Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

9.4.	TRC105 PRODUCT STORAGE. Tracon represents and warrants that Tracon owns approximately 14,000 unlabeled and stored 8 mL vials of TRC105 drug product manufactured to GMP standards at Patheon or their designee, with four-year stability dating under refrigerated conditions. Tracon further represents and warrants that the stored vials of TRC105 drug product were manufactured on 11 October 2018 and stored at Patheon on 7 December 2018. Tracon further represents and warrants that the stored vials of TRC105 drug product are owned by Tracon without any lien or any encumbrance of any kind and are fully transferable to Enviro.

9.5.	TRC105 PRODUCT INFRINGEMENT CLAIMS. Tracon represents and warrants that it has no actual knowledge that the Product infringes or misappropriates any intellectual property rights of any third parties. Further, Tracon represents and warrants that Tracon has not received any notice or communications from any third party regarding potential or alleged infringement of third-party intellectual property rights by the Product.

9.6.	OWNERSHIP OF THE CD105 PATENTS. Tracon represents and warrants that it is the sole and full owner of the CD 105 Patents. Tracon further represents and warrants that the CD 105 patents are owned by Tracon without any lien or any encumbrance of any kind,

9.7.	IND INFORMATION. Tracon represents and warrants that Tracon is the holder of the multiple Product INDs for the Product in the United States as listed in Appendix B. Tracon further represents and warrants that it has maintained complete copies of such Product INDs and all related correspondence with the U.S. FDA for such IND filings.

9.8.	DISCLAIMER OF WARRANTIES. NOTHING IN THE AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY TRACON THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION INCLUDED IN THE CD105 PATENT RIGHTS; OR THAT ANY PATENT INCLUDED IN THE CD 105 PATENT RIGHTS IS VALID, ENFORCEABLE OR ACTIVE. EXCEPT AS OTHERWISE SET FORTH ABOVE, NOTHING IN THE AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY TRACON THAT THE USE OF ANY CD 105 PATENT RIGHTS, THE PRODUCT OR THE IND INFORMATION WILL NOT INFRINGE ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY. EXCEPT AS OTHERWISE SET FORTH ABOVE, TRACON MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE CD 105 PATENT RIGHTS, THE PRODUCT, OR IND INFORMATION, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10. GOVERNING LAW

This Agreement shall be governed by the laws of the State of New York, excluding its conflict of laws principles.

11. DISPUTE RESOLUTION

The Parties agree that for any issues or disputes arising regarding matters associated with this Agreement or regarding the interpretation of its provisions, the Parties shall first attempt to resolve such issues or disputes through mutual consultation in good faith. If such good faith consultation does not resolve the issues or disputes, the Parties agree to next submit their issues or disputes promptly to non-binding mediation before an unaffiliated mediator. Such mediation shall occur in Los Angeles, California or another location agreed by the Parties. Each Party shall pay its own mediation expenses. The Parties shall equally share payment of invoices and expenses received from the mediator. Only after the procedures set forth above fail to resolve the issues or disputes within a six month period from the initial notice of one Party to the other Party of the relevant issues or disputes, may either Party file a lawsuit to resolve any remaining issues or disputes. The Parties agree to toll any statute of limitations with respect to the specific dispute during such six-month period.

12. ENTIRE AGREEMENT

This Agreement (together with the Lock Up Agreement) represents the entire understanding between the parties relating to this subject matter. This Agreement supersedes all previous agreements between the parties (oral and written).

13. WAIVERS AND AMENDMENTS

13.1.	No change, modification, extension, termination, or waiver of the Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties hereto.

13.2.	No waiver by either Party, whether express or implied, of any provision of this Agreement or of any breach or default by either Party, shall constitute a continuing waiver or a waiver of any other provision of this Agreement, and no waiver by either Party shall prevent such Party from enforcing any and all provisions of this Agreement to the extent not waived or from acting upon the same or any subsequent breach or default of the other Party. No waiver of any provision hereunder shall be effective unless it is in writing signed by the Party against whom enforcement of such waiver may be sought.

13.3.	The provisions set forth in this Agreement shall be severable and independent of each other. In the event that any provision of this Agreement shall be determined in any jurisdiction to be unenforceable, such determination shall not be deemed to affect the enforceability of any other provision and the parties agree that any court making such a determination is hereby requested and empowered to modify such provision and to substitute for such unenforceable provision such limitation or provision of a maximum scope as the court then deems reasonable and judicially enforceable and the parties agree that such substitute provision shall be as enforceable in said jurisdiction as if set forth initially in this Agreement. Any such substitute provision shall be applicable only in the jurisdiction in which the original provision was determined to be unenforceable.

14. FORCE MAJEURE

Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement (other than payment of amounts owed) to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, blackouts, network outages, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or other party.

15. COUNTERPART SIGNATURES

This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement, A scanned PDF of the signed Agreement shall have the full force and effect of a signed original Agreement. Execution of tins Agreement may be accomplished by signing this Agreement and transmitting the signature page to the other Parties by email (scanned/PDF version). The Parties so executing and delivering shall promptly thereafter deliver signed originals of at least the signature page(s), but the failure to do so shall not affect the validity or enforceability of this Agreement.

Accepted and Agreed to by:

TRACON PHARMACEUTICALS, INC.

/s/ Charles Theuer	21 MAY 2021
Charles Theuer	DATE

Chief Executive Officer

ENVIRO THERAPEUTICS INC.

/s/ Neil Bhowmick	5/22/2021
Neil Bhowmick	DATE

Chief Executive Officer

KAIROS PHARMA, LTD.

/s/ John S. Yu	5/21/2021
John S. Yu	DATE

Chief Executive Officer

APPENDIX A - CD105 Patents

Title	Country	Application No.	Patent No.
HUMANIZED ENDOGLIN ANTIBODIES	AR	P090103781
HUMANIZED ENDOGLIN ANTIBODIES	TW	098133277
HUMANIZED ENDOGLIN ANTIBODIES	US	61/247,290
HUMANIZED ENDOGLIN ANTIBODIES	US	12/570,918
HUMANIZED ENDOGLIN ANTIBODIES	WO	US2009/59086
HUMANIZED ENDOGLIN ANTIBODIES	US	15/337,113	9,944,714
HUMANIZED ENDOGLIN ANTIBODIES	US	61/101,941
HUMANIZED ENDOGLIN ANTIBODIES	US	12/751,907	8,221,753
HUMANIZED ENDOGLIN ANTIBODIES	WO	PCT/US2010/050759
HUMANIZED ENDOGLIN ANTIBODIES	AU	2010300668	2010300668
HUMANIZED ENDOGLIN ANTIBODIES	BR	1120120073184
HUMANIZED ENDOGLIN ANTIBODIES	CA	2,775,810	2,775,810
HUMANIZED ENDOGLIN ANTIBODIES	CN	201080054202.4	ZL201080054202.4
HUMANIZED ENDOGLIN ANTIBODIES	EA	201290173	025174
HUMANIZED ENDOGLIN ANTIBODIES	EP	10821188.9
HUMANIZED ENDOGLIN ANTIBODIES	IN	3643/DELNP/2012	294860
HUMANIZED ENDOGLIN ANTIBODIES	IL	218724	218724
HUMANIZED ENDOGLIN ANTIBODIES	JP	2012-532280	5632002
HUMANIZED ENDOGLIN ANTIBODIES	KR	10-2012-7011203	1398707
HUMANIZED ENDOGLIN ANTIBODIES	US	13/485,702	8,609,094

Title	Country	Application No.	Patent No.
HUMANIZED ENDOGLIN ANTIBODIES	US	14/054,446	9,150,652
HUMANIZED ENDOGLIN ANTIBODIES	US	14/838,006	9,518,122
HUMANIZED ENDOGLIN ANTIBODIES	JP	2014-144256	5960203
HUMANIZED ENDOGLIN ANTIBODIES	CN	201510115139.5
HUMANIZED ENDOGLIN ANTIBODIES	US	15/907,505
HUMANIZED ENDOGLIN ANTIBODIES	GB	10821188.9
HUMANIZED ENDOGLIN ANTIBODIES	FR	10821188.9
HUMANIZED ENDOGLIN ANTIBODIES	DE	10821188.9
HUMANIZED ENDOGLIN ANTIBODIES	ES	10821188.9
HUMANIZED ENDOGLIN ANTIBODIES	IT	10821188.9
ANTIBODY FORMULATIONS AND USES THEREOF	US	61/697,111
ANTIBODY FORMULATIONS AND USES THEREOF	WO	PCT/US2013/058265
ANTIBODY FORMULATIONS AND USESTHEREOF	US	14/421,108	10,195,281
ANTIBODY FORMULATIONS AND USES THEREOF	HK	15111622.6
ANTIBODY FORMULATIONS AND USES THEREOF	EA	201590412	029214
ANTIBODY FORMULATIONS AND USES THEREOF	EP	13834890.9
ANTIBODY FORMULATIONS AND USES THEREOF	AU	2013312536	2013312536
ANTIBODY FORMULATIONS AND USES THEREOF	CA	2,883,343
ANTIBODY FORMULATIONS AND USES THEREOF	CN	201380046405.2
ANTIBODY FORMULATIONS AND USES THEREOF	IL	237287
ANTIBODY FORMULATIONS AND USES THEREOF	IN	1538/DELNP/2015
ANTIBODY FORMULATIONS AND USES THEREOF	JP	2015-531196
ANTIBODY FORMULATIONS AND USES THEREOF	KR	10-2015-7008487	1820582

Title	Country	Application No.	Patent No.
ANTIBODY FORMULATIONS AND USES THEREOF	BR	BR1120150048757
ANTIBODY FORMULATIONS AND USES THEREOF	GE	AP2013013760	6789
ANTIBODY FORMULATIONS AND USES THEREOF	ID	P00201501859
ANTIBODY FORMULATIONS AND USES THEREOF	MX	MX/a/2015/002840
ANTIBODY FORMULATIONS AND USES THEREOF	MY	PI2015000556
ANTIBODY FORMULATIONS AND USES THEREOF	NZ	705109	705109
ANTIBODY FORMULATIONS AND USES THEREOF	PH	1-2015-500480
ANTIBODY FORMULATIONS AND USES THEREOF	SG	11201501659S	11201501659S
ANTIBODY FORMULATIONS AND USES THEREOF	TH	1501001224
ANTIBODY FORMULATIONS AND USES THEREOF	UA	A 2015 01709	115789
ANTIBODY FORMULATIONS AND USES THEREOF	UZ	IAP 2015 0104
ANTIBODY FORMULATIONS AND USES THEREOF	VN	1-2015-01109
ANTIBODY FORMULATIONS AND USES THEREOF	SG	10201705070P
ANTIBODY FORMULATIONS AND USES THEREOF	JP	2017-243830	6445671
ANTIBODY FORMULATIONS AND USES THEREOF	KR	10-2018-7001035
ANTIBODY FORMULATIONS AND USES THEREOF	CN	201810659773.9
ANTIBODY FORMULATIONS AND USES THEREOF	US	16/034,658
ANTIBODY FORMULATIONS AND USES THEREOF	AU	2018204044
ANTIBODY FORMULATIONS AND USES THEREOF	ID	P00201808092
ANTIBODY FORMULATIONS AND USES THEREOF	JP	2018-223128
ANTI-ENDOGLIN ANTIBODIES AND USES THEREOF	US	62/161,669
ANTI-ENDOGLIN ANTIBODIES AND USES THEREOF	WO	PCT/US2015/060136
ANTI-ENDOGLIN ANTIBODIES AND USES THEREOF	US	62/078,788

Title	Country	Application No.	Patent No.
ANTI-ENDOGLIN ANTIBODIES AND USES THEREOF	CA	2,966,905
ANTI-ENDOGLIN ANTIBODIES AND USES THEREOF	IL	251837
ANTI-ENDOGLIN ANTIBODIES AND USES THEREOF	JP	2017-525583
ANTI-ENDOGLIN ANTIBODIES AND USES THEREOF	US	15/520,020	10,155,820
ANTI-ENDOGLIN ANTIBODIES AND USES THEREOF	AU	2015346444
ANTI-ENDOGLIN ANTIBODIES AND USES THEREOF	US	15/131,312	9,926,375
ANTI-ENDOGLIN ANTIBODIES AND USES THEREOF	US	16/037,282
ANTI-ENDOGLIN ANTIBODIES AND USES THEREOF	US	16/148,571
COMPOSITIONS AND METHODS FOR TREATMENT OF CANCERS	US	62/405,059
COMPOSITIONS AND METHODS FOR TREATMENT OF CANCERS	WO	PCT/US2017/055345
COMBINATION THERAPY OF CANCER WITH ENDOGLIN ANTIBODIES AND ANTI-PROGRAMMED DEATH RECEPTOR AGENTS	US	62/483,054
COMBINATION THERAPY OF CANCER WITH ENDOGLIN ANTIBODIES AND ANTI-PROGRAMMED DEATH RECEPTOR AGENTS	WO	PCT/US2018/025207

APPENDIX B – Identification of IND

Submissions

100,522

123,896

131,053

APPENDIX C – Enviro-Kairos Share

Exchange Terms

In the Enviro-Kairos Share Exchange, the Enviro shareholders will exchange 100% of the issued and outstanding shares of Enviro (on a fully diluted basis) for 4,000,000 shares of newly issued restricted common stock of Kairos (the “Exchange Shares”), which, as of the closing of the Enviro-Kairos Share Exchange: (i) will represent approximately twenty percent (20%) of the outstanding shares of capital stock of Kairos on a fully diluted basis, including all issued and outstanding convertible promissory notes, preferred stock, SAFEs, other securities convertible into capital stock, stock options and warrants, and after giving effect to the issuance of the Exchange Shares, and (ii) shall have voting power approximately equal to twenty percent (20%) of all shares capable of voting on matters by the shareholders of Kairos. At the closing of the Enviro- Kairos Share Exchange, and assuming the occurrence of the Proposed Financing and including the newly issued Exchange Shares, Kairos will have approximately 19,825,957 shares of common stock issued and outstanding on a fully diluted basis (including 18,825,957 outstanding shares of common stock, and 1,000,000 warrants exercisable into 1,000,000 shares of common stock).

The above summary is provided herein for convenience, is not intended to include every term of the agreement, and is subject to non-material changes that may be agreed to by the parties thereto in the drafting of the definitive agreements and closing of the above summarized transactions.

APPENDIX D – Kairos-BLAB Transaction

Terms

Pursuant to the Kairos-BLAB Transaction, which will be between BLAB, Kairos, and a newly formed corporation and wholly-owned subsidiary of BLAB (“Merger Sub”), the newly formed Merger Sub will be merged into Kairos, with Kairos being the surviving entity (the “Merger”). As a result of the Merger, Kairos will became a wholly-owned subsidiary of BLAB.

BLAB is authorized to issue a total of 200,000,000 shares of its common stock, par value $0,0001 per share, and 5,000,000 shares of its preferred stock, par value $0.0001 per share, of which 500,000 shares are designated as Class A Convertible Preferred shares. Immediately prior to the closing of the Merger, BLAB will have approximately 10,753,504 shares of common stock issued and outstanding on a fully diluted basis, and 500,000 shares of Class A Convertible Preferred shares issued and outstanding. Immediately prior to the closing of the Merger, Kairos will have approximately 19,825,957 shares of common stock, par value $0,01 per share, issued and outstanding on a fully diluted basis (including 18,825,957 outstanding shares of common stock, and 1,000,000 warrants exercisable into 1,000,000 shares of common stock).

At the closing of the Merger, BLAB will issue 96,781,536 shares of common stock to the former Kairos shareholders, on a pro rata basis. In consideration of and upon the closing of the Merger, Helion Holdings, LLC and W. Edward Nichols will return to BLAB an aggregate of 500,000 Class A Convertible Preferred Shares of BLAB (representing 100% of those issued and outstanding) for cancellation, without any additional consideration.

The aggregate total amount of BLAB common shares issued and outstanding, on a fully diluted basis, upon the closing of the Merger will be 107,535,040 consisting of 96,781,536 newly issues shares of common stock (and warrants exercisable into common stock) shares to the former- Kairos shareholders, and 10,753,504 shares of common stock held by the pre-Merger shareholders of BLAB (subject to the rights of the former stockholders of Kairos to exercise and perfect then- appraisal rights under applicable provisions of Delaware law). Upon completion of the Merger, and assuming the conversion of the warrants into shares of BLAB’s common stock, the former stockholders of Kairos will own approximately 90% of the then outstanding shares of BLAB’s common stock (including warrants convertible into shares of BLAB’s common stock) and the holders of BLAB’s previously outstanding shares of BLAB’s common stock will own the balance.

Following the consummation of the Merger, BLAB will take such actions as are necessary in order to affect the following officer and director changes. John S, Yu shall be appointed Chairman of BLAB’s board of directors and Chief Executive Officer, and Kairos shall also appoint a Chief Financial Officer. Upon closing of the Merger, W. Edward Nichols shall resign as President of BLAB, and Darrel Avery shall resign as CFO and Vice President, and all other directors of BLAB immediately prior to closing shall resign effective on closing the Merger. Michael Keyoung, Rosemary Mazanet and Hyun Bae shall be appointed as members of BLAB’s board of directors upon closing of the Merger.

The above summary is provided herein for convenience, is not intended to include every term of the agreement, and is subject to non-material changes that may be agreed to by the parties thereto in the drafting of the definitive agreements and closing of the above summarized transactions.

APPENDIX E – Lock-Up Agreement